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                                                                    EXHIBIT 4.27

                                 CONFORMED COPY

                                DEED OF ACCESSION

DEED dated 14 December 2006 by

1. ASBESTOS INJURIES COMPENSATION FUND LIMITED ACN 117 363 461, of Level 3, 18-22 Pitt Street, Sydney in the State of New South Wales, in its capacity as trustee of the Charitable Fund and trustee of the Discretionary Fund (the CHARITABLE TRUSTEE and ACCEDING PARTY respectively)

2. JAMES HARDIE INDUSTRIES N.V. ARBN 097 829 895 incorporated in the Netherlands and having its registered office at Atrium, 8th Floor, Strawinskylaan 3077, 1077ZX Amsterdam, The Netherlands, (with its Australian principal office at Level 3, 18-22 Pitt Street, Sydney in the State of New South Wales) (JHINV)

3. JAMES HARDIE 117 PTY LIMITED ABN 116 110 948, of Level 3, 18-22 Pitt Street, Sydney in the State of New South Wales (PERFORMING SUBSIDIARY)

4.   THE STATE OF NEW SOUTH WALES (NSW GOVERNMENT)

(each of the Charitable Trustee, JHINV, the Performing Subsidiary and NSW Government, the EXISTING PARTIES)

RECITALS

A. This deed is supplemental to the deed dated 21 November 2006 between the Existing Parties which amends and restates the deed dated 1 December 2005 between JHINV, the Performing Subsidiary and the NSW Government and acceded to by the Charitable Trustee on 8 June 2006 in respect of the provision of long term funding for compensation arrangements for certain victims of Asbestos-related diseases in Australia (FINAL FUNDING AGREEMENT).

B. On 14 December 2006, the Acceding Party became the trustee of the Discretionary Fund with James Hardie Industries NV as settlor.

OPERATIVE PART

1.   ACCEDING PARTY TO BE BOUND

The Acceding Party confirms to the Existing Parties that it has been supplied with a copy of the Final Funding Agreement, JHINV Guarantee and Intercreditor Deeds and

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covenants with all Existing Parties to observe, perform and be bound by all the terms of the Final Funding Agreement, the JHINV Guarantee and the Intercreditor Deeds so that the Acceding Party is deemed, from the date of this deed to be a party to the Final Funding Agreement, the JHINV Guarantee and Intercreditor Deeds.

2.   EXISTING PARTIES

The Existing Parties severally covenant with the Acceding Party to observe, perform and be bound by all of the terms of the Final Funding Agreement, the JHINV Guarantee and Intercreditor Deeds.

3    REPRESENTATIONS AND WARRANTIES

The Acceding Party represents and warrants to each of the Existing Parties that each of the following statements is true and accurate as at the date of this deed:

(a) the statements with respect to the Performing Subsidiary set out in PART 1 of SCHEDULE 2 of the Final Funding Agreement, as amended by replacing each reference to the Performing Subsidiary with a reference to the Acceding Party;

(b) the trust to which it is a trustee it has been validly created and is validly existing;

(c) it is the sole trustee of the trust on behalf of which it has entered into this deed;

(d) there has been no resolution or direction to terminate the trust on behalf of which it has entered into this deed, nor to remove it as trustee of that trust;

(e) it has the power to enter into this deed as trustee of the trust on behalf of which it has entered into this deed; and

(f) On the date of this deed, the Acceding Party has provided to the NSW Government, and the NSW Government acknowledges receipt, of an officer's certificate signed by the chairman of directors (or, if appointed, the chief executive officer) of the Acceding Party in the form set out in the SCHEDULE to this deed.

4.   ADDRESS FOR NOTICES

The address and Notice details of the Acceding Party for the purposes of CLAUSE 30 of the Final Funding Agreement is:

     Level 3, 18-22 Pitt Street, Sydney in the State of New South Wales

     Attention: The Chairman

     Fax number: +61 (0)2 8274 5217

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5.   GOVERNING LAW

This deed is governed by the laws applicable in New South Wales.

6.   INTERPRETATION

Words and expressions defined in the Final Funding Agreement have the same meaning where used in this deed.

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                                    SCHEDULE

                          FORM OF OFFICER'S CERTIFICATE

TO: The State of New South Wales


I, Peter W Baker, am the Chairman of Directors of Asbestos Injuries Compensation Fund Limited ("AICF").

I refer to the deed having the name "Amended and Restated Final Funding Agreement" entered into on 21 November 2006 between James Hardie Industries N.V., The State of New South Wales, James Hardie 117 Pty Ltd and AICF in its capacity as trustee of the Charitable Fund (as defined under that deed) (the CHARITABLE TRUSTEE) in respect of the provision of long term funding for compensation arrangements for certain victims of Asbestos-related diseases in Australia ("FINAL FUNDING AGREEMENT").

I also refer to a deed of accession dated on or about the date of this certificate between the AICF in its capacity as trustee of the Discretionary Fund (as defined under the Final Funding Agreement) (the DISCRETIONARY TRUSTEE) and the parties to the Final Funding Agreement ("DEED OF ACCESSION"), under which the Discretionary Trustee accedes to the terms of the Final Funding Agreement.

I certify that I have been duly authorised by the Discretionary Trustee to give this certificate and that to the best of my knowledge and belief having made reasonable enquiries, each of the representations and warranties given by the Discretionary Trustee set out in clause 3 of the Deed of Accession are true and accurate as at the date of this certificate.

I am aware that The State of New South Wales will rely upon the representations and warranties made by the Discretionary Trustee in the Deed of Accession and by me in this certificate.


Signed: Signed by P.W. Baker
        -----------------------------

Date: 14 December 2006

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EXECUTED as a deed.

Signed for Asbestos Injuries Compensation
Fund Limited in its capacity as trustee of the Discretionary Fund by


Signed by Joanne Marchione              Signed by P. W. Baker
-------------------------------------   ----------------------------------------
Name: Joanne Marchione                  Name: P. W. Baker
Director                                Director


Signed by Meredith Hellicar and Russell Chenu for James Hardie Industries N.V.


Signed by Meredith Hellicar             Signed by Russell Chenu
-------------------------------------   ----------------------------------------
Meredith Hellicar                       Russell Chenu
Chairman                                Authorised Officer

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Signed for James Hardie 117 Pty
Limited


By


Signed by Donald A. J. Salter           Signed by Bruce J.W. Potts
-------------------------------------   ----------------------------------------
Donald A.J. Salter                      Bruce J.W. Potts
Director                                Director

Signed by the Hon. Robert John Debus, Attorney General

For the State of New South Wales


Signed by Robert John Debus
-------------------------------------


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